AMENDMENT TO THE TRANSFER AGENCY AND SERVICE AGREEMENT FOR JOHN HANCOCK FUNDS

     This Amendment dated as of June 1, 2008 is made to the Transfer Agency and Services Agreement dated June 1, 2007 (the “Agreement”) by and between each investment company advised by John Hancock Advisers, Inc. and identified on Exhibit A of the Agreement (individually the “Fund” and collectively the“Funds”) and John Hancock Signature Services, Inc. (“JHSS”).

     WHEREAS, the parties to the Agreement desires to amend certain provisions contained in the Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and intending to be legally bound, the parties agree the Agreement shall be amendment as follows:

1. Section 2.07 titled“Cash Management Accounts” shall be modified by inserting the following new sentence at the end of this section:

“Service Account Earnings” shall be applied as stated above prior to the calculation of any applicable expense cap limitations agreed to between JHSS and the Fund.”

2. Schedule 1.1 – Additional Services is hereby deleted in its entirety and replaced with the attached revised Schedule 1.1.

3. Exhibit B – Transfer Agent Fee Schedule is hereby deleted in its entirety and replaced with the attached revised Exhibit B.

4. Exhibit B.1 – Additional Service Fees is hereby deleted in its entirety and replaced with the attached revised Exhibit B.1.

5. Exhibit C – Out-of-Pocket Fees (OOP) is hereby deleted in its entirety and replaced with the attached revised Exhibit C.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of the day and year first above written.

On Behalf of each Fund and Portfolio	John Hancock Signature Services, Inc.
Listed on Exhibit A of the Agreement

By: /s/Keith Hartstein	By: /s/John Hatch
Keith Hartstein	John Hatch
President and CEO	President and CEO

SCHEDULE 1.1 ADDITIONAL SERVICES Revised June 1, 2008

1. Rule 22c-2 Services. In connection with its obligation set forth in Rule 22c-2 of the 40 Act and in accordance with the procedures established from time to time between the Fund and JHSS, the Fund hereby engages JHSS to provide the following services (the “Rule 22c-2 Services”) and JHSS agrees to provide such services:

(a)	establish procedures and/or functionality necessary to request and obtain from Financial Intermediaries (as defined by Rule 22c-2) the following information (“Client-shareholder Information”) regarding Shares held by customers of such Financial Intermediaries (“Client- shareholders”) on the books and records of the Fund in nominee name:

(i) taxpayer identification number (“TIN”), Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier for each Client-shareholder, if known;

(ii) amount, date, name or other identifier of any investment professional(s) associated with the Client-shareholder(s) or account, if known; and

(iii) transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of Shares by such Client-shareholders.

(b)	at such frequency as determined by JHSS and the Fund (which frequency may be different for each Fund), request Client-shareholder Information from Financial Intermediaries;

(c)	review such Client-shareholder Information to ensure compliance with the Funds’ policies relating to excessive trading;

(d)	upon identification of a Client-shareholder as having engaged in transactions of Shares (directly or indirectly through the Financial Intermediary account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares, JHSS shall (i) provide written instruction to the applicable Financial Intermediary instructing the Financial Intermediary to restrict or prohibit further purchases or exchanges of Shares by the Client-shareholder; (ii) obtain written confirmation from the Financial Intermediary of the Financial Intermediary’s compliance with such instructions; and (iii) provide periodic reporting to the Fund with respect to any restrictions or prohibitions placed on Financial Intermediary or Client-shareholder;

(e)	engage the services of such third parties as may be reasonably necessary to facilitate the provision of Rule 22c-2 Services by JHSS; and

(f)	facilitate the payment of such fees and charges imposed by Financial Intermediaries pursuant to shareholder information agreements between such Financial Intermediaries and either (i) JHSS; or (ii) the Funds’ distributor, John Hancock Funds, LLC related to JHSS’s request for Client- shareholder Information and the transmission of such Client-shareholder Information by the Financial Intermediary to JHSS pursuant to such agreements.

(g)	Excessive Trading. In accordance with the procedures established from time to time between the Fund and JHSS, JHSS shall:

(i) monitor activity in shareholder accounts to ensure compliance with the Funds’ policies relating to excessive trading; and

(ii) take such action as required by such procedures with respect to any shareholder deemed to be in violation of such policies prohibiting excessive trading.

2. Omnibus Account and Service Fee Invoice Processing Services. John Hancock Funds, LLC and/or JHSS has entered into certain omnibus account and retirement plan customer/participant service agreements with various firms and other entities which provide certain customer sub-accounting, retirement plan participant recordkeeping and other related administrative services on behalf of their customers that invest in shares of the Funds. In connection with such relationships JHSS agrees to receive and process the payment of such invoices.

Relationship	General Description

Omnibus Accounts	Represents sub-accounting service fees assessed by various Dealers
(e.g., Merrill Lynch, Charles Schwab etc…) for recordkeeping and administrative services provided to Dealer customers investing in the
Funds and held by the Dealer in omnibus accounts on the books and records of the Funds.

Retirement Plan Accounts	Represents retirement plan participant recordkeeping service fees assessed by various third party retirement plan
administrators/recordkeepers (“TPAs”) for services provided to retirement plan participants investing in the Funds and held by TPA in Retirement Plan level accounts on the books and records of the
Funds.

EXHIBIT B

TRANSFER AGENT FEE SCHEDULE

Revised June 1, 2008

The transfer agent fees payable monthly under the Transfer Agency and Services Agreement between each Fund and JHSS shall be the following rates plus certain out-of-pocket expenses set forth in Exhibit C.

JOHN HANCOCK EQUITY FUNDS:

Annual Per Account Fee	Asset Based Fee
(% of daily net assets)

$16.50	0.05%

JOHN HANCOCK INCOME FUNDS:

Annual Per Account Fee	Asset Based Fee
(% of daily net assets)

$17.50	0.015%

JOHN HANOCK TAX-FREE INCOME FUNDS:

Annual Per Account Fee	Asset Based Fee
(% of daily net assets)

$17.50	0.010%

JOHN HANCOCK MONEY MARKET FUNDS:

Annual Per Account Fee	Asset Based Fee
(% of daily net assets)

$17.50	0.010%

EXHIBIT B.1 ADDITIONAL SERVICE FEES Revised June 1, 2008

A. Rule 22c-2 Service Fees:

In consideration of the Rule 22c-2 Services provided by JHSS, the Funds shall pay the following fees and charges which shall be billed by JHSS to the Fund monthly in arrears until such time as the Fund and JHSS agree in writing to modify the frequency of such billing:

1.	FTE Expense. $120,000 per annum (2 FTE @ $45,000 x 1.33 each).

2.	Reimbursement of fees and charges imposed by such third party service providers required to be used by JHSS in order to provide the Rule 22c-2 Services.

3.	Reimbursement for fees and charges imposed by Financial Intermediaries pursuant to shareholder information agreements between such Financial Intermediaries and either (a) JHSS; or (b) the Funds’ distributor, John Hancock Funds, LLC related to JHSS’s request for Client-shareholder Information and the transmission of such Client-shareholder Information by the Financial Intermediary to JHSS pursuant to such agreements.

4.	The parties acknowledge and agree that the fees set forth above are in the aggregate with respect to all John Hancock Funds for which JHSS provides the Rule 22c-2 Services under this Agreement as well as the Transfer Agency and Service Agreements in effect between (a) JHSS and John Hancock Funds II; and (b) JHSS and John Hancock Funds III.

5.	In as much as the fees set forth in this Appendix A.1 are related to non-transfer agent services, the parties acknowledge and agree (a) JHSS shall invoice the Fund separately for the Rule 22c-2 Services; and (b) the fees for such services shall not apply with respect to any cap on transfer agent fees or out-of-pocket expenses otherwise agreed to by JHSS and the Fund.

B. Omnibus Account and Service Fee Invoice Processing Services.

Payments processed by JHSS in connection with the Omnibus Account and Service Fee Invoice Processing Services described on Schedule 1.1 shall be submitted by JHSS to the Fund for reimbursement as part of the JHSS monthly invoice process. Such items shall be identified and segregated from the standard JHSS fee and out-of-pocket expenses appearing on any such invoice.

EXHIBIT C Out-of-Pocket Expenses Revised June 1, 2008

The Funds shall reimburse JHSS monthly for the following out-of-pocket expenses:

Expense	General Description

Confirms and Statements	Production and mailing of JHF customer output and correspondence including base stock, postage, printing and mailing of confirms, statements including daily redemption and replacement checks.

Tax Forms	Production and mailing of original and duplicate tax forms including base stock, print costs and postage.

Bank Processing	Fees assessed by banks for processing and reconciliation of JHSS demand deposit accounts

Checkwriting	Expenses associated with the production and mailing, including base stock and postage, of checkwriting checkbooks.

National Securities Clearing	Represents Fund/SERV and networking fees charged by National
Corporation (NSCC) Charges	Securities Clearing Corporation (NSCC)

Communications Charges	Telephone usage and related expenses including all lease, maintenance and line costs and automated voice response.

Programming / Development	Programming expenses assessed by non-DST 3rd party business partners.

SAS-70	Fees charged with respect to Annual SAS-70 review of transfer agent operations

DST Expenses	Base Fee - base charge for utilization of TA2000 system

Open Account Fee – expense associated with maintaining open accounts on recordkeeping system

Closed Account Fee - expense associated with maintaining closed accounts on recordkeeping system

CDSC Charges - Represents DST expense associated with tracking and reporting Class B and C accounts (i.e. Sharelot facility)

DST/PFPC Transmission Costs – DST charge to transmit data to PFPC

DST Expenses (cont.)

Compliance Products - Fees associated with the following products:
· DST Lost Shareholder Search
· DST Lost Shareholder Tracking
· DST Identity Check
· DST Short Term Trader
· Trans Union

Internet Products: Fees associated with the following products:
· FAN: Shareholder access to account history, portfolio value and transaction processing
· Vision: Broker/Representative access to account history, portfolio value and transaction processing
· TRAC Internet: Participant access to account history, portfolio value and transaction processing
· E-delivery: Delivery of quarterly statements electronically

PowerSelect - Charges associated with PC-based ad hoc reporting tool that provides the ability to run queries on shareholder account and transaction data to generate reports, labels, and other output, including magnetic media

Remote Asset Allocation - fee assessed by DST for maintaining Asset
Allocation groups on TA2000

TRAC Participant Fees - charges for funded and non-funded participant positions maintained on DST TRAC2000.
· Participant Fees
· Outside Investment Vehicles
· Participant without Money Fees for SIMPLE, 403b and 401k

Programming - expenses associated with DST development initiatives

Data Communication - Technology costs associated with maintaining remote access to DST

Comp/Recon - Additional cost assessed by DST for the use of the
Comp/Recon subsystem. JHSS Control Department uses this system for automated reconciliation

DST National Securities Clearing Corporation (NSCC) - Per fund fee assessed by DST for processing through the NSCC

Audio Response - Expenses associated with utilizing DST’s automated voice response products (Advanced, Transfer Connect, Inbound Long
Distance)

Computer Tapes - Production and mailing of tapes (i.e. dealer tapes/cartridges, tax reporting/forms, proxies, etc.)

Express Mail - Charges associated with air delivery of tapes, cartridges, etc.

Microfiche - Represents the production and delivery, including base stock of microfilm/fiche reports and statements by non-DST 3rd parties

Disaster Recovery - fee associated with subscribing to DST disaster recovery program

Miscellaneous	Includes one time fees/credits which are not identified in the above list of standard Out-of-Pocket Expenses. If the fee is recurring, a separate category may be established